Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) made this 14th day of November, 2011, by and among Crumbs Bake Shop, Inc. (f/k/a 57th Street General Acquisition Corp.), a Delaware corporation having an office at 110 West 40th Street, Suite 2100, New York, New York 10018 (the “Company”); Crumbs Holdings LLC, a Delaware limited liability company having an office at 110 West 40th Street, Suite 2100, New York, New York 10018 (“Crumbs”, and together with the Company, the “Companies”) and Julian R. Geiger, residing at 7 Chowning Drive, Malvern, Pennsylvania 19355 (the “Executive”).
WHEREAS, the Companies and each of them wish to employ the Executive as the President and Chief Executive Officer of the Companies and the Executive wishes to accept such employment, all on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants and promises made herein, the parties hereto agree as follows:
1. Definitions.
For purposes of this Agreement, the terms listed below shall be defined as indicated.
Aéropostale: Aéropostale, Inc., a Delaware corporation having an office at 112 West 34th Street, New York, New York 10120.
Affiliate: A domestic or foreign business entity controlled by, controlling or under common control with either of the Company or Crumbs, as applicable.
Ancillary Documents: The Securities Grant Agreement, the Registration Rights Agreement, the Tax Receivables Agreement, the Exchange and Support Agreement and the Crumbs LLC Agreement.
Board: The Board of Directors of the Company.
Business Combination Agreement: That certain Business Combination Agreement, dated as of January 9, 2011, as amended on each of February 18, 2011, March 17, 2011 and April 7, 2011, in each case by and among the Company, 57th Street Merger Sub LLC, Crumbs, the members of Crumbs, and their representatives, as set forth on the signature pages thereto.
Cause: See Section 4(a).
Change of Control: Either (i) the acquisition by any person or entity of, directly or indirectly, Beneficial Ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities of the Company representing 50% (or more) of the total voting power of all of the Company’s then outstanding voting securities; or (ii) a merger or consolidation of the Company in which the Company’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities (owned by stockholders in substantially the same proportions as their ownership immediately prior to such merger or consolidation) that represent, a majority of the voting power of all of the voting securities of the surviving entity immediately after the merger or consolidation; or (iii) a sale of substantially all of the assets of the Company or Crumbs or a liquidation or dissolution of the Company; or (iv) individuals, who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a director of the Company subsequent to the Effective Date as a designee of the holders of the Company’s Series A Voting Preferred Stock or whose election or nomination for election by the Company’s stockholders was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

Class B Grant: See Section 3(c)(i)(x).
Confidential Information: All secret proprietary information of the Company and the Subsidiaries, not otherwise publicly disclosed (except if disclosed by the Executive in violation of this Agreement), whether or not discovered or developed by the Executive, known by the Executive as a consequence of the Executive’s service to or employment with the Companies at any time (including prior to the commencement of this Agreement) as a director, employee or agent. Without limiting the generality of the foregoing, such proprietary information shall include (a) customer lists, (b) acquisition, expansion, marketing, financial and other business information and plans, (c) research and development, (d) computer programs, (e) sources of supply, (f) identity of specialized consultants and contractors and confidential information developed by them for the Company and the Subsidiaries, (g) purchasing, operating and other cost data, (h) special customer needs, cost and pricing data, (i) manufacturing methods, (j) quality control information, (k) inventory techniques, and (1) employee information; provided, that any of such information is not generally known to the public or in the industries in which the Company and the Subsidiaries are conducting business or shall at any time during the term of this Agreement conduct business, including (without limitation) the industry of selling, marketing and developing cupcakes. Confidential Information also includes the overall business, financial, expansion and acquisition plans of the Company and the Subsidiaries, and includes information contained in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not marked or otherwise identified by the Company and the Subsidiaries as Confidential Information, as well as information which is the subject of meetings and discussions and not so recorded.
Contingent Grant: See Section 3(c)(ii).
Crumbs LLC Agreement: The Third Amended and Restated Limited Liability Company Agreement of Crumbs, dated and effective as of May 5, 2011, as amended from time to time.
Disability: The absence, on a full-time basis, of the Executive from the Executive’s duties under this Agreement for a total of 120 days during any 12-month period hereunder as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

Effective Date: See Section 4.
Exchange and Support Agreement: The Exchange and Support Agreement, dated as of May 5, 2011, by and among the Company, Crumbs and the Persons set forth on the signature pages thereof and their Permitted Transferees (as defined therein).
Good Reason: See Section 4(b).
Inventions: Those discoveries, developments, concepts and ideas, whether or not patentable, relating to the present, future and prospective activities and Products and Services of the Company and the Subsidiaries, which such activities and Products and Services are known to the Executive by virtue of the Executive’s service to or employment with the Company and the Subsidiaries.
New Crumbs Class B Exchangeable Units: shall have the meaning ascribed to such term in the Crumbs LLC Agreement.
Parent Series A Voting Preferred Stock: shall have the meaning ascribed to such term in the Exchange and Support Agreement.
Products and Services: All products or services sold, rented, leased, rendered or otherwise made available to its customers by the Company and the Subsidiaries, or otherwise the subject of the business of the Company and the Subsidiaries.
Registration Rights Agreement: The Registration Rights Agreement entered into as of the 14th day of November, 2011, by and among the Company, Crumbs and the Executive.
Securities Grant Agreement: The Securities Grant Agreement entered into as of the 14th day of November, 2011, by and among the Company, Crumbs and the Executive.
Series A Grant: See Section 3(c)(i)(y).
Services Agreement: The Services Agreement between Aéropostale and the Executive, dated as of December 1, 2010, and terminating January 31, 2012, unless sooner terminated by its terms.
Subsidiary: Any entity, including Crumbs, of which the Company and/or Crumbs owns, directly or indirectly, 50% or more of the aggregate voting power of the voting securities.
Tax Receivables Agreement: The Tax Receivables Agreement, dated as of May 5, 2011, by and among the Company, Crumbs, and each of the parties thereto identified as “Members” therein.
2. Employment.
(a) Subject to the terms and conditions of this Agreement, the Companies hereby agree to employ the Executive, and the Executive hereby accepts employment, in the position of President and Chief Executive Officer of the Companies. The Executive agrees to perform to the best of the Executive’s ability, experience and talent those acts and duties and to furnish those services to the Company and the Subsidiaries in connection with and related to such position as the Board shall from time to time direct, provided, such acts and directives are consistent with the duties of President and Chief Executive Officer. The Executive shall, subject to Section 2(d), use his best efforts to promote the interests of the Company and the Subsidiaries.

(b) During the term of this Agreement, the Executive’s principal place of employment shall be located at the Company’s principal place of business, set forth above, and the Executive shall be provided with secretarial services, an office and similar support services and facilities as appropriate to the Executive’s position.
(c) During the term of this Agreement, except as set forth in Section 2(d), the Executive shall devote his full business time and best efforts to the business affairs of the Companies (individually and jointly); provided, however, that the Executive may devote reasonable time and attention to:
(i) serving as a director of, or member of a committee of the directors of, any not-for-profit organization, or engaging in other charitable or community activities; and
(ii) serving as a director of (including as chairman of), or member of a committee of the directors of, the corporations or organizations for which the Executive presently serves in such capacity, including Aéropostale, and such other corporations and organizations that the Board may from time to time approve in the future; and
(iii) owning and managing personal and family assets, including a family-owned inn in Massachusetts and related or comparable properties and enterprises.
(d) The Companies (individually and jointly) understand that (i) the Executive serves as Chairman of the Board of Aéropostale and (ii) pursuant to the Services Agreement, the Executive serves as an advisor and consultant to that company and that such advisory and consulting services shall continue until January 31, 2012. The Companies (individually and jointly) agree that, until February 6, 2012, the Executive’s performance of his duties hereunder shall necessarily be on a part-time basis.
3. Compensation and Benefits.
(a) Salary.
The Executive shall receive no salary hereunder.
(b) Bonus.
The Executive shall not participate in any bonus plan of the Companies or either of them that may be in effect during the term of this Agreement.

(c) Equity.
(i) New Crumbs Class B Exchangeable Units; Parent Series A Voting Preferred Stock: Reasonably promptly following the execution of this Agreement, (x) Crumbs shall grant, or shall cause to be granted to the Executive 799,000 New Crumbs Class B Exchangeable Units (the “Class B Grant”) and (y) the Company shall grant, or shall cause to be granted to the Executive 79,900 Parent Series A Voting Preferred Stock (the “Series A Grant”). The Class B Grant and the Series A Grant shall each be subject to the following terms and conditions; provided, that in the event of any inconsistency between the terms of this Agreement and the terms of any other agreement relating to the Class B Grant and/or the Series A Grant, the terms of this Agreement shall control.
(A) Fifty percent (50%) of the Class B Grant (the “First Class B Tranche”) and fifty percent (50%) of the Series A Grant (the “First Series A Tranche”) shall be fully vested as of the Effective Date;
(B) Fifty percent (50%) of the Class B Grant (the “Second Class B Tranche”) and fifty percent (50%) of the Series A Grant (the “Second Series A Tranche”) shall vest on the one-year anniversary of the Effective Date (the “One-Year Anniversary”) subject to the Executive remaining employed with the Companies through the One-Year Anniversary; provided, that:
(i) upon the Executive’s termination of employment by the Company or Crumbs without Cause or by the Executive for Good Reason prior to the One-Year Anniversary, the Second Class B Tranche and the Second Series A Tranche shall immediately become fully vested; and
(ii) upon the Executive’s termination of employment with the Companies as a result of death or Disability prior to the One-Year Anniversary, a portion of the Second Class B Tranche and the Second Series A Tranche shall immediately become vested (determined by multiplying the amount of Second Class B Tranche or Second Series A Tranche, as applicable, by a fraction, the numerator of which is the number of days from the Effective Date through the date of the Executive’s termination and the denominator of which is 365).
(C) The Second Class B Tranche and the Second Series A Tranche shall immediately become fully vested upon a Change of Control prior to the One-Year Anniversary.
(ii) Contingent Equity: The Executive shall be eligible to receive up to an additional 901,000 New Crumbs Class B Exchangeable Units and 90,100 Parent Series A Voting Preferred Stock (collectively, the “Contingent Grant”) pursuant to the terms and conditions of the Securities Grant Agreement but subject to the terms and conditions of the Business Combination Agreement. For the avoidance of doubt, the right to receive the Contingent Grant shall survive the termination of this Agreement or the Executive’s employment for any reason or no reason. In the event of any inconsistency between the terms of this Agreement and the terms of any other agreement relating to the Contingent Grant, but specifically excluding any contrary provision of the Business Combination Agreement governing the terms and conditions pursuant to which Contingency Consideration (as defined in the Business Combination Agreement) may become issuable, the terms of this Agreement shall control.

(iii) Ancillary Documents: On the Effective Date and in connection with the Class B Grant, the Series A Grant and the Contingent Grant, Executive shall become a party to the Ancillary Documents and shall have the rights and be subject to the obligations thereunder.
(iv) Other: The Company agrees to (A) treat the Class B Grant pursuant to Section 3(c) hereof as a transfer of equity interests in Crumbs from the Forfeiting Holders (as such term is defined in the Securities Grant Agreement) to the Executive, and (B) with respect to such transfer, make adjustments to the basis of property of Crumbs with respect to the Executive pursuant to Section 743(b) of the Code.
(d) Other Benefits.
The Executive shall be entitled to participate, on the same basis and to the same extent as other executive employees of the Companies (individually or jointly), in any pension, life insurance, health insurance, short-term disability and hospital plans and other fringe benefits or benefit plans presently in effect and hereafter maintained or created by the Companies (individually or jointly). During the term of this Agreement, the Companies (individually and jointly) agree not to reduce the benefits provided to the Executive.
(e) Vacation.
The Executive may take such vacation period or periods during each year as shall be consonant with the Executive’s responsibilities and with the Company’s vacation schedule and policies for senior officers (or, if more favorable, Crumbs’ vacation schedule and policies for senior officers), which vacation shall be at least four weeks per calendar year.
(f) Expenses.
Pursuant to the Companies’ and each of their customary policies in force at the time of payment, the Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly incurred by the Executive on the Companies’ behalf (individually or jointly) in the performance of the Executive’s duties hereunder.
4. Term; Termination.
The employment of the Executive by the Companies and each of them shall commence on November 14, 2011 at 5:00 p.m. (the “Effective Date”) and shall continue through December 31, 2013, unless earlier terminated:
(a) By the Company for Cause.
The Companies (individually or jointly) may discharge the Executive for Cause. As used herein, “Cause” shall mean any one or more than one of the following:
(i) Gross negligence or willful misconduct of the Executive in the performance of his duties hereunder;

(ii) The Executive’s conviction of a fraud, felony or crime of moral turpitude;
(iii) The Executive’s willful failure to follow instructions of the Board, which instructions are material, legal and not inconsistent with the duties assigned to the Executive hereunder, and which failure is not cured within five (5) business days after written notice of such is delivered to the Executive by the Board with respect to failures which are curable; or
(iv) Any breach of any of the material terms of this Agreement by the Executive which is not cured within five (5) business days after written notice of breach is delivered to Executive by the Board with respect to breaches which are curable.
Upon discharge of the Executive for Cause, the Companies (individually and jointly) shall be relieved and discharged of all obligations to make payments to the Executive which would otherwise be due under this Agreement except as to benefits earned for actual services rendered prior to the date of termination, reimbursable expenses under Section 3(f), and as otherwise set forth in this Agreement.
(b) By the Executive for Good Reason.
The Executive may terminate his employment hereunder upon the occurrence of any of the following:
(i) Any breach of any of the material terms of this Agreement by the Companies (individually or jointly);
(ii) Without the consent of the Executive, a material reduction in the authorities, powers, functions and/or duties attached to the Executive’s position;
(iii) Without the consent of the Executive, the relocation of the principal location of the Executive’s employment to a location more than 25 miles from its current location;
(iv) The Executive is removed from or not re-elected to the Board or the office of Chief Executive Officer of the Companies (individually or jointly); or
(v) There shall occur a Change of Control.
(c) On the Executive’s Death or Disability.
Upon the Executive’s death or Disability, the Companies (individually and jointly) shall be relieved and discharged of all obligations to make further payment to the Executive after the date of the death or Disability of the Executive, except as to benefits earned for actual services rendered prior to the date of the death or Disability of the Executive, reimbursable expenses under Section 3(f), and as otherwise set forth in this Agreement.

(d) By the Companies Without Cause.
The Companies (individually or jointly) may, on 30 days written notice to the Executive, terminate the employment of the Executive without Cause at any time during the term of this Agreement.
(e) By the Executive Without Good Reason.
The Executive may terminate his employment hereunder at any time upon written notice to the Companies (individually or jointly). In the event of a termination by the Executive pursuant to this subsection (e), the Companies (individually and jointly) shall be relieved and discharged of all obligations to make further payment to the Executive after the date of termination, except as to benefits earned for actual services rendered prior to such date, reimbursable expenses under Section 3(f), and as otherwise set forth in this Agreement. All amounts payable to the Executive under this Section 4 shall be paid to the Executive in a single lump sum in cash not later than five (5) days after the date of termination. Notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement or the Executive’s employment for any reason or no reason shall not affect Executive’s rights under the Ancillary Documents.
5. Inventions, Confidential Information and Related Matters.
(a) All Inventions which are at any time made by the Executive, acting alone or in conjunction with others, (i) during the term of his employment hereunder, or (ii) if based on or related to any Confidential Information, made by the Executive within one year after the termination of this Agreement, shall be the property of the Company. The Executive agrees that he shall, at the cost and expense of the Company, execute formal application for United States and foreign patents, and also do all other acts and things (including, among others, the execution and delivery of instruments of further assurance or confirmation) reasonably necessary or desirable at any time to perfect the full assignment to the Company of the Executive’s right and title (if any) to such Invention.
(b) Except as required by the Executive’s duties hereunder, the Executive shall not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information or Inventions which are the subject of Section 5(a) without the prior written consent of the Board, except as required by law. Nothing in this Section 5(b) shall prevent disclosure of information which has been completely disclosed in a published patent or other integrated publication of general circulation, nor shall this Section 5 govern the right to use Inventions for which a patent may have been issued.
6. No Other Contracts.
The Executive represents and warrants that neither the execution and delivery of this Agreement by the Executive nor the performance by the Executive of the Executive’s obligations hereunder shall constitute a default under or a breach of the terms of any other agreement, indenture or contract to which the Executive is a party or by which the Executive is bound; nor shall the execution and delivery of this Agreement by the Executive or the performance of the Executive’s duties and obligations hereunder give rise to any claim or charge against either the Executive or the Companies (individually or jointly) based upon any other contract, indenture or agreement to which the Executive is a party or by which Executive is bound.

7 Representations of the Companies.
The Companies (individually and jointly) hereby represent and warrant to Executive, and the Companies (individually and jointly) acknowledge that Executive has relied on such representations and warranties in entering into this Agreement, as follows:
(i) the Companies (individually and jointly) have all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed by the Companies (individually and jointly);
(ii) the execution, delivery and performance of this Agreement by the Companies (individually and jointly), does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Companies (individually or jointly) are a party or any law, judgment, order or decree to which the Companies (individually or jointly) are subject;
(iii) upon the execution and delivery of this Agreement by the Companies (individually and jointly) and Executive, this Agreement will be a legal, valid and binding obligation of the Companies (individually and jointly), enforceable in accordance with its terms;
(iv) the Companies (individually and jointly) understand that Executive will rely upon the accuracy and truth of the representations and warranties of the Companies (individually and jointly) set forth herein and the Companies (individually and jointly) consent to such reliance; and
(v) the Company, Crumbs and all Subsidiaries are to the best of their knowledge and belief in full compliance with all applicable laws and regulations, other than any noncompliance with the rules and regulations promulgated by the Nasdaq Stock Market regarding the number of independent directors appointed to the Board that arises as a result of the execution of this Agreement, and none of them has received any notice or claim of noncompliance with any such law or regulation.
8. Notices.
Any notices or communication given by any party hereto to the other party shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid to the following addresses:
If to the Company:
Crumbs Bake Shop, Inc.
c/o Crumbs Holdings LLC
110 West 40th Street
Suite 2100
New York, New York 10018

If to Crumbs:
Crumbs Holdings LLC
110 West 40th Street
Suite 2100
New York, New York 10018
With a copy to:
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attn: Douglas Ellenoff, Esq.
If to the Executive:
Julian R. Geiger
7 Chowning Drive
Malvern, Pennsylvania 19355
With copies to:
Julian R. Geiger
2330 Stotesbury Way
Wellington, Florida 33414
and
Julian R. Geiger
40 Central Park South, Apartment 16A
New York, New York 10019.
Mailed notices shall be deemed given when received. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such party shall thereafter be sent.
9. Indemnification and Insurance; Legal Expenses.
The Companies, jointly and severally, shall indemnify the Executive to the fullest extent permitted by the laws of the State of Delaware, in accordance with the terms and conditions of that certain Indemnity Agreement made and entered into as of November 14, 2011, by and among the Company and Executive. The Companies and each of them covenant to maintain Directors and Officers Insurance providing customary benefits to the Executive for the benefit of the Executive (in his capacity as an officer and director of the Companies or either of them) during and with respect to the Executive’s employment hereunder.

10. Miscellaneous.
(a) Entire Agreement. This Agreement, together with the Ancillary Documents, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior oral and written agreements and understandings between the parties with respect to such subject matter.
(b) Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the Executive and the Company and Crumbs. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any preceding breach of this Agreement shall operate as a waiver of a succeeding breach of this Agreement.
(c) Binding Effect; Assignment. The rights and obligations of the Companies (individually and jointly) under this Agreement shall bind and inure to the benefit of any successor or successors of the Companies (individually or jointly) by reorganization, merger or consolidation, or any assignee of all or substantially all of the business and properties of the Companies (individually or jointly); The rights or obligations of the Executive under this Agreement shall bind and inure to the benefit of the Executive, his heirs and personal representatives. The Executive’s rights to receive compensation hereunder may be assigned by the Executive to one or more of his family members or to one or more trusts for the benefit of such family members. The Executive’s obligations under this Agreement may not be assigned by the Executive.
(d) Headings. The headings contained in this Agreement (except those in Section 1) are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
(e) Governing Law; Interpretation. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws doctrines. Any action, suit, proceeding, claim, dispute or controversy concerning this Agreement or the subject matter thereof shall be brought in the courts of the State of New York, in New York County, or in the federal courts of the United States within the State and County of New York, to the exclusive jurisdiction of which courts the parties hereto hereby agree. Any service of process in any such action, suit, proceeding, claim, dispute or controversy shall be by delivering the same or by mailing the same (by registered or certified mail, return receipt requested) to the relevant addresses set forth in Section 8 or to such other addresses as may have been designated in writing.
(f) Further Assurances. The Companies (individually and jointly) and the Executive each agree, at any time and from time to time, to execute, acknowledge, deliver and perform, and/or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and/or assurances as may be necessary, and/or proper to carry out the provisions and/or intent of this Agreement.
(g) Severability. The Companies (individually and jointly) and the Executive each acknowledge that the terms of this Agreement are fair and reasonable at the date signed by them. However, in light of the possibility of a change of conditions or of differing interpretations by a court of what is fair and reasonable, the Companies (individually and jointly) and the Executive stipulate as follows: if any one or more of the terms, provisions, covenants and restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated; further, if any one or more of the provisions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with then applicable law.

(h) Section 409A. Notwithstanding anything herein to the contrary,
(i) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.
(ii) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 10(h)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year; provided, that this clause (y) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (z) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(iv) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.
(i) Legal Fees. The Company shall pay all reasonable attorney’s fees and disbursements incurred by the Executive in connection with the negotiation of this Agreement and related documents.
(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute a single agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date and year first above written.

CRUMBS BAKE SHOP, INC.

By:	/s/ John D. Ireland Name: John D. Ireland
Title: CFO

CRUMBS HOLDINGS LLC

By:	/s/ John D. Ireland Name: John D. Ireland
Title: CFO

EXECUTIVE:

/s/ Julian R. Geiger

Julian R. Geiger
[SIGNATURE PAGE TO GEIGER EMPLOYMENT AGREEMENT]